Exhibit (a)(1)(D)

Offer to Purchase for Cash

by

GDEV Inc.

of

A Minimum of 15,000,000, up to a Maximum of 20,000,000
of its Ordinary Shares
at a Purchase Price of $2.00 per Ordinary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JANUARY 18, 2024, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

December 19, 2023

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by GDEV Inc., a British Virgin Islands business company (the “Company,” “we,” “us” or “our”), to act as the information agent (the “Information Agent”) in connection with its offer to purchase for cash a minimum of 15,000,000 ordinary shares, no par value per ordinary share (each a “share”) (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share, net to the seller, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated December 19, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”) and the related letter of transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Enclosed with this letter are copies of the following documents:

1.           Offer to Purchase, dated December 19, 2023;

2.           Letter of Transmittal, for your use in accepting the Offer and tendering shares of, and for the information of, your clients;

3.           Form of letter that may be sent to your clients for whose account you hold shares registered in your name or in the name of a nominee, with an instruction form provided for obtaining such client’s instructions with regard to the Offer;

4.           Notice of guaranteed delivery with respect to shares, to be used to accept the Offer and tender shares pursuant to the Offer if the book-entry shares are not immediately available, or the procedure for book-entry transfer described in Section 3 of the Offer to Purchase cannot be completed before the Expiration Time, or if time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Depositary”) before the Expiration Time; and

5.           A return envelope addressed to Continental Stock Transfer & Trust Company, as Depositary for the Offer.

The Offer is subject to the Minimum Tender Condition as well as certain other conditions set forth in Section 6 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on January 18, 2024, unless the Offer is extended.

Under no circumstances will interest be paid on the purchase price of the shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such shares.

The Company will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients. The Company will pay or cause to be paid any share transfer taxes applicable to its purchase of shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal (see Instruction 6 of the Letter of Transmittal).

Questions and requests for additional copies of the enclosed material may be directed to us at our address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours, D.F. King & Co., Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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